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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-87139, and 333-87601 of Flextronics International, Ltd. on Forms S-3 and Registration Statement Nos. 333-42255, 333-71049, 333-95189, 333-34016, and
333-34698 of Flextronics International, Ltd. on Forms S-8 of our report dated March 28, 2000 (relating to the consolidated financial statements of The DII Group, Inc. and Subsidiaries as of January 2, 2000 and January 3, 1999 and for the three years in the period ended January 2, 2000 not presented separately herein) appearing in this Current Report on Form 8-K/A-1 of Flextronics International, Ltd.



DELOITTE & TOUCHE LLP

Denver, Colorado
June 19, 2000